Exhibit 19

Insider Trading Policy

(Rev. January 2025)

This Insider Trading Policy (the "Policy") provides guidelines with respect to transactions in the securities of SunOpta Inc. and its subsidiaries (the "Company") and the handling of confidential information about the Company and the companies with which the Company does business. The Company's Board of Directors has adopted this Policy to promote compliance with U.S. and Canadian securities laws. In addition, to promote compliance with insider trading laws, it is the Company's policy not to engage in transactions involving the Company's securities in violation of insider trading laws.

Under U.S. and Canadian securities laws, it is illegal to trade in the Company's securities while in the possession of material nonpublic information about the Company. These illegal transactions are commonly referred to as "insider trading." The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is "material" and "nonpublic." These terms are defined in this Policy under Part I, Section 3 below. The prohibitions would apply to any director, officer or employee who buys or sells Company stock on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions.

This Policy is divided into two parts. The first part of the Policy prohibits trading in certain circumstances and applies to all directors, officers and employees of the Company, and any additional parties whom the Company may designate as insiders because they have access to material nonpublic information concerning the Company (each an "Additional Party," and, collectively, "Additional Parties"). The second part of the Policy imposes special additional trading restrictions, which apply to (i) all directors of the Company, (ii) the senior leadership team members of the Company, (iii) any other designated employees of the Company, and (iv) any Additional Parties, all of which are listed on Appendix A (collectively, "Covered Persons").

PART I

1. Applicability

This Policy applies to all trading or other transactions in the Company's securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company's securities, whether or not issued by the Company.

In addition to the individuals and parties subject to this Policy, this Policy also applies to the immediate family members ("Family Members") of any individual subject to this Policy, as well as any corporation, partnership or trust controlled by or influenced by any individual or party subject to this Policy ("Restricted Entities").

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company securities while in possession of material nonpublic information. Persons subject to this policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he or she complies with this Policy, and that any Family Member or Restricted Entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under Part I, Section 5, "Violations of Insider Trading Laws."

Every officer, director and employee must review this Policy. Questions regarding the Policy should be directed to the Company's Compliance Officer.

2. General Policy: No Trading While in Possession of Material Nonpublic Information

(a) No director, officer, employee or Additional Party, or any of their Family Members, may purchase or sell, or offer to purchase or sell, either directly or indirectly through any other person, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company. (The terms "material" and "nonpublic" are defined in Part I, Section 3(a) and (b) below.)

(b) No director, officer, employee or Additional Party, or any of their Family Members, who knows of any material nonpublic information about the Company may communicate that information to ("tip") any other person, including family members, friends and Restricted Entities, or otherwise disclose such information without the Company's authorization.

(c) No director, officer, employee or Additional Party, or any of their Family Members, may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material nonpublic information about that company that was obtained in the course of his or her involvement with the Company. No director, officer, employee or Additional Party, or any of their Family Members, who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members, friends and Restricted Entities, or otherwise disclose such information without the Company's authorization.

(d) For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Compliance Officer (which is defined in Part I, Section 3(c) below).

(e) Covered Persons must "pre-clear" all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 3 below.

3. Information Relating to the Company

Access to material, non-public information about the Company, including the Company's business, earnings or prospects, should be limited to officers, directors and employees of the Company on a "need to know" basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the Company's policies regarding the protection or authorized external disclosure of Company information).

In communicating material, non-public information to employees of the Company, all officers, directors and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company's policies with regard to confidential information.

All officers, directors and employees should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:

(i) maintaining the confidentiality of Company-related transactions;

(ii) conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;

(iii) restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);

(iv) disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;

(v) safeguarding laptop computers, mobile devices, tablets, memory sticks, CDs and other items that contain confidential information; and

(vi) avoiding the discussion of material, non-public information in places where the information could be overheard by others.

4. Definitions

(a) Material. Insider trading restrictions come into play only if the information you possess is "material." Materiality, however, involves a relatively low threshold. Information is generally regarded as "material" if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

(i) financial performance, especially quarterly and year-end earnings, and significant changes in earnings estimates or unusual gains or losses in major operations;

(ii) significant changes in the Company's prospects, projections or strategic plans;

(iii) material changes in the Company's accounting policies;

(iv) new major discoveries or patents, or significant changes or developments in products or product lines, services, research or technologies;

(v) significant pricing changes affecting the Company's products;

(vi) significant write-downs in assets or increases in reserves;

(vii) developments regarding significant litigation or government agency investigations or the resolution thereof;

(viii) product liability suits, recalls and threatened market withdrawals that may arise or be brought against the Company;

(ix) liquidity problems, defaults under debt obligations, or the failure to maintain financial covenants under the Company's credit facilities;

(x) major labor disputes or disputes with major contractors or suppliers;

(xi) interruptions at the Company's manufacturing facilities;

(xii) major changes in management;

(xiii) changes in dividends;

(xiv) significant new credit arrangements, extraordinary borrowings or financing transactions;

(xv) award or loss of a significant customer, supplier or contract;

(xvi) changes in debt ratings;

(xvii) proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets;

(xviii) take-over bids, activities by shareholder activists, or changes in share ownership that may affect control of the Company;

(xix) stock splits, stock repurchases, or offerings of Company securities;

(xx) de-listing of the Company's securities or a change in the stock exchange or type of stock exchange listing for the Company's securities; and

(xxi) pending statistical reports (such as, consumer price index, money supply and retail figures, or interest rate developments).

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company's operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

(b) Nonpublic. Insider trading prohibitions come into play only when you possess information that is material and "nonpublic." The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be "public" the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb, understand and assess the information. Therefore, even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Nonpublic information may include:

(i) information available to a select group of analysts or brokers or institutional investors;

(ii) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

(iii) information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

(c) Compliance Officer. The Company has appointed the General Counsel of the Company as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:

(i) assisting with implementation and enforcement of this Policy;

(ii) circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;

(iii) pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below;

(iv) providing approval of any Rule 10b5-1 Plan or Automatic Securities Purchase Plan under Part II, Section 1(c) below and any prohibited transactions under Part II, Section 4 below; and

(v) providing a reporting system with an effective whistleblower protection mechanism.

5. Exceptions

The trading restrictions of this Policy do not apply to the following:

(a) 401(k) Plan. Investing 401(k) plan contributions in a Company stock fund in accordance with the terms of the Company's 401(k) plan. However, any changes in your investment election regarding the Company's stock are subject to trading restrictions under this Policy.

(b) ESPP. Purchasing Company stock through the Company's Employee Stock Purchase Plan ("ESPP"). However, any changes in your elections under the ESPP and the sale of any Company stock acquired under the ESPP are subject to trading restrictions under this Policy.

(c) Options. Exercising stock options granted under the Company's Amended 2013 Stock Incentive Plan for cash or the delivery of previously owned Company stock. However, the sale of any shares issued on the exercise of Company-granted stock options and any cashless exercise of Company-granted stock options are subject to trading restrictions under this Policy.

(d) Restricted Stock Awards. The vesting of restricted stock, or the exercise of a tax withholding right to satisfy withholding requirements upon the vesting of any restricted stock. However, the sale of restricted stock is subject to trading restrictions under this Policy.

(e) Other Transactions with the Company. Any other purchase of Company securities from the Company or sales of Company securities to the Company.

6. Violations of Insider Trading Laws

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a) Legal Penalties. Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The Securities and Exchange Commission ("SEC") and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

(i) SEC administrative sanctions;

(ii) securities industry self-regulatory organization sanctions;

(iii) civil injunctions;

(iv) damage awards to private plaintiffs;

(v) disgorgement of all profits;

(vi) civil fines for the violator of up to three times the amount of profit gained or loss avoided;

(vii) civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1,425,000 or three times the amount of profit gained or loss avoided by the violator;

(viii) criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and

(ix) jail sentences of up to 20 years.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and large penalties have been imposed even when the tipper did not profit from the transaction.

Tippees inherit an insider's duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee's liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

Substantial civil penalties can also be imposed on any person who, at the time of an insider trading violation, "directly or indirectly controlled the person who committed such violation," which could apply to the Company and/or management and supervisory personnel if it can be shown that a proper system of supervision and control was not established, maintained and enforced. Control persons acting in bad faith may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, penalties can be imposed on a company and/or its management and supervisory personnel as control persons.

(b) Company-imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

7. Inquiries

If you have any questions regarding any of the provisions of this Policy, please contact the Compliance Officer.

PART II

1. Blackout Periods

All Covered Persons are prohibited from trading in the Company's securities during blackout periods as defined below.

(a) Quarterly Blackout Periods. Trading in the Company's securities is prohibited during the period beginning at the close of the market on the 16th day prior to the end of each fiscal quarter and ending at the close of business on the second trading day following the date the Company's financial results are publicly disclosed. During these periods, Covered Persons generally possess or are presumed to possess material nonpublic information about the Company's financial results.

(b) Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions or new product developments) may be pending and not be publicly disclosed or there may be market events, such as a cyber security breach, which may affect the Company's securities in an as-of-yet unascertained manner. While such material nonpublic information or events are pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company's securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected.

(c) Exception. These trading restrictions do not apply to transactions under a pre- existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an "Approved 10b5-1 Plan") or National Instrument 55-104 of the Canadian Securities Administrators (an "Automatic Securities Purchase Plan") that:

(i) has been reviewed and approved by the Compliance Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Officer); and

(ii) complies with all requirements necessary to establish the affirmative defenses under Rule 10b5-1, as determined by the Compliance Officer Trading Window.

Covered Persons are permitted to trade in the Company's securities when no blackout period is in effect. Generally, this means that Covered Persons can trade during the period beginning at the close of business on the second trading day following the date the Company's financial results are publicly disclosed and ending on the 16th day prior to the end of each fiscal quarter of the Company. However, a trading window period is a Company compliance requirement and does not constitute a legal right to trade in the company's securities. Even during this trading window, a Covered Person who is in possession of any material nonpublic information must not trade in the Company's securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.

2. Pre-clearance of Securities Transactions

(a) Because Covered Persons are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company's securities.

(b) Subject to the exemption in subsection (d) below, no Covered Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the Compliance Officer. Notwithstanding the foregoing, the review and approval of any proposed trade by a director must also be approved by the Chair of the Corporate Governance Committee or, if he/she is unavailable, the Chair of the Board. The Compliance Officer may not trade in Company securities without first obtaining the approval of the CEO and CFO in accordance with the procedures set forth below.

(c) When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer. If the requestor is a Section 16 filer, the requestor should also indicate whether he or she has completed any non-exempt "opposite-way" transactions within the past six months.

(d) The Compliance Officer shall record the date each request is received and the date each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading four business days following the day on which it was granted. If the transaction does not occur during the four-day period, pre-clearance of the transaction must be re-requested.

(e) The Compliance Officer is under no obligation to approve any trades requested by a Covered Person. The Compliance Officer may reject any trade requests at the Compliance Officer's sole reasonable discretion.

(f) The Compliance Officer may designate one or more individuals who may perform the Compliance Officer's duties in the event that the Compliance Officer is unable or unavailable to perform such duties.

(g) Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan or an Automatic Securities Purchase Plan.

3. Prohibited Transactions

(a) Directors and executive officers of the Company are prohibited from trading in the Company's equity securities during a blackout period imposed under an "individual account" retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

(b) Covered Persons, including any person's spouse, other persons living in such person's household and minor children and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company's securities unless advance approval is obtained from the Compliance Officer:

(i) Short-term trading. Covered Persons who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase;

(ii) Short sales. Covered Persons may not sell the Company's securities short;

(iii) Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company's securities;

(iv) Trading on margin or pledging. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and

(v) Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

4. Post-Termination Transactions

If an individual is in possession of material nonpublic information when his or her service to the Company terminates, that individual may not trade in Company securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this Policy will cease to apply to transactions in Company securities upon the expiration of any blackout period that is in effect at the time of his or her termination of service.

APPENDIX A

COVERED PERSONS

(Revised January 2025)

Board of Directors

Albert Bolles

Dean Hollis

Brian Kocher

Dave Lemmon

Leslie Starr

Rebecca Fisher

Mahes Wickramasinghe

Diego Reynoso

Senior Leadership Team

Justin Kobler

Bryan Clark

Jill Barnett

Rob Duchscher

Greg Gaba

Lauren McNamara

Additional Corporate Employees

Blair McInnis

Allen Koosmann

Andrew Strater

Chris McCullough

Dan Schaefer

Farhan Raja

Jeff Egan

Jennifer Kruse

Uria Park

Krista Pearson

Michael Mulgrew

Paul Hager

Peter McLean

Scott Wold

Sophia Spassova

Steve Meados

Tina Mickelson

Additional Parties

Oaktree Capital - Zachary Serebrenik